EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of USA Mobility, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the consolidated financial statements and schedule of Metrocall Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

We also consent to the use of our report dated September 7, 2004 in Amendment No. 3 to the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of USA Mobility, Inc. with respect to the consolidated balance sheet of USA Mobility, Inc. as of May 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia
October 4, 2004